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                                                                    EXHIBIT 99.1

            INVESTOR LETTER FOR THE DENNIS FUND LIMITED PARTNERSHIP




October 3, 2000


Dear Investor,

Following an extended period of poor performance, numerous intense research and conversations, Kenmar and Dennis Trading Group ("DTG") have mutually concluded that DTG will step down as manager of The Dennis Fund Limited Partnership ("DFD"). In conjunction with this decision, Richard Dennis has announced that he is retiring from the business of managing customer assets. As a practical matter, we have asked DTG to liquidate all positions in an orderly manner over the next few weeks.

Kenmar is taking appropriate steps to replace DTG as the commodity trading advisor to the Dennis Fund. This is necessitated by our responsibilities as General Partner of the Fund, given Rich's decision to retire from managing customer money. Thus, effective November 1, 2000, we will be replacing DTG with Beacon Management Corporation ("Beacon") -- Meka Program. In addition, the Fund will also hire Stonebrook Structured Products, LLC's ("Stonebrook") Volatility Hedge Program, an overlay program designed to hedge the positions of traditional trend-following programs during periods identified by Stonebrook's systems as "high risk".

We have enclosed those sections of the Fund's Disclosure Document which contain the material information and changes to the current Dennis Fund Limited Partnership Disclosure Document. A new Disclosure Document will be filed with the National Futures Association next week, and we will send all investors a copy immediately upon approval of that document (usually 3 - 4 weeks after the filing).

We know that this is short notice, but we feel that making these changes as quickly as possible is the best course of action under the circumstances. Of course, if you prefer, the normal redemption option is available to you. We believe that the Meka Program of Beacon Management Corporation ("Beacon") offers the Fund's investors similar upside performance potential to that of DTG with, of course, a similar risk profile. One significant difference between them is that while DTG has not shown any signs of recovering from its extended drawdown, Beacon has had very good performance since its lows. Specifically:

- DTG suffered an extended drawdown beginning in June of 1999 and today, 16 months later, DTG is still at or near its low point.

- Beacon suffered its largest peak to valley drawdown of 46% during the 6 months from May-October 1999. Beacon has since recovered an estimated 37% from those lows, through September 2000. IT




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     GOES WITHOUT SAYING, OF COURSE, THAT PAST PERFORMANCE IS NOT NECESSARILY
     INDICATIVE OF FUTURE RESULTS.

The addition of Stonebrook Structured Products, LLC ("Stonebrook") as an overlay program to Beacon is an appealing new feature of the Fund. The Volatility Hedge Program is designed to reduce the volatility of Beacon's aggressive program, while maintaining the high return potential. Thus, we are seeking an improved risk-adjusted return for the Fund, relative to the return of Beacon's Meka Program alone.

Again, we strongly encourage carefully reading the enclosed material and we hope that you will not hesitate to call on us should you have any questions about the Dennis Fund or the new advisors to the Fund.

Sincerely,

/s/ Esther Eckerling Goodman
-----------------------------
Esther Eckerling Goodman
Chief Operating Officer and
Senior Executive Vice President
Kenmar Advisory Corp
General Partner to the Dennis Fund Limited Partnership




P.S. We will be taking steps to change the name of The Dennis Fund Limited Partnership to The Fulcrum Fund Limited Partnership. The name change will take several weeks, so until it is finalized, the Fund will continue operating under the name of The Dennis Fund Limited Partnership.




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